FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER: 3235-0287
EXPIRES: April 30,1997
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE: 0.5
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1. Name and Address of Reporting Person

DURST, JR.                    ROBERT                         T.
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(Last)                        (First)                     (Middle)

                    2201 SECOND STREET, SUITE 600
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                              (Street)

FORT MYERS                    FLORIDA                    33901
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(City)                        (State)                     (Zip)

   NEOMEDIA TECHNOLOGIES, INC. (NEOM)
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2. Issuer Name and Ticker or Trading Symbol

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3. IRS or Social Security Number or Reporting Person (Voluntary)

   07/98
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4. Statement for Month/Year

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5. If Amendment, Date of Original     (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director                           [ ] 10% Owner
   [X] Officer (give title below)         [ ] Other (specify below)

Vice President and Chief Technical Officer
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. OWNERSHIP     7. NATURE OF
                                                                            5. AMOUNT OF SECURITIES    FORM:            INDIRECT
1. TITLE OF   2. TRANSACTION     3. TRANSACTION 4. SECURITIES ACQUIRED (A)     BENEFICIALLY OWNED      DIRECT (D) OR    BENEFICIAL
   SECURITY      DATE               CODE           OR DISPOSED OF (D)          AT END OF MONTH         INDIRECT (I)     OWNERSHIP
   (INSTR. 3)    (MONTH/DAY/YEAR)   (INSTR. 8)     (INSTR. 3, 4, AND 5)        (INSTR. 3 AND 4)        (INSTR. 4)       (INSTR. 4)
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                                    Code  V       Amount  (A) or (D)  Price
                                    ---- ---      ------   -------- --------

          NONE


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. NUMBER OF DERIVATIVE
                                                                                                           SECURITIES ACQUIRED
1. TITLE OF DERIVATIVE   2. CONVERSION OR EXERCISE         3. TRANSACTION DATE     4. TRANSACTION          (A) OR DISPOSED OF (D)
   SECURITY (INSTR. 3)      PRICE OF DERIVATIVE SECURITY      (MONTH/ DAY/ YEAR)      CODE (INSTR. 8)      (INSTR. 3, 4, AND 5)
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                                                                                      Code    V                (A)        (D)
                                                                                      ----   ---               ---      ------
Employee Stock Option
  to purchase                      $2.91                         07/31/98              A      V               9,000

Employee Stock Option
  to purchase                      $2.91                         07/31/98              A      V               9,000

Employee Stock Option
  to purchase                      $2.91                         07/31/98              A      V               9,000

Employee Stock Option
  to purchase                      $2.91                         07/31/98              A      V               9,000

Employee Stock Option
  to purchase                      $2.91                         07/31/98              A      V               9,000


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. OWNERSHIP
                                                                                              FORM OF
                           7. TITLE AND                                                       DERIVATIVE           11. NATURE OF
                              AMOUNT OF         8. PRICE OF    9. NUMBER OF                   SECURITY:                INDIRECT
6. DATE EXERCISABLE           UNDERLYING           DERIVATIVE     DERIVATIVE SECURITIES       DIRECT (D) OR            BENEFICIAL
   AND EXPIRATION DATE        SECURITIES           SECURITY       BENEFICIALLY OWNED AT       INDIRECT (I)             OWNERSHIP
   (MONTH/DAY/YEAR)           (INSTR. 3 AND 4)     (INSTR. 5)     END OF MONTH (INSTR. 4)     (INSTR. 4)               (INSTR. 4)
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                                        Amount
 Date           Expiration             or Number
 Exercisable    Date         Title     of Shares

                            Common
07/31/98       03/31/2008    Stock       9,000(A)      $0                                         D

                            Common
07/31/99       03/31/2008    Stock       9,000(A)      $0                                         D

                            Common
07/31/2000     03/31/2008    Stock       9,000(A)      $0                                         D

                            Common
07/31/2001     03/31/2008    Stock       9,000(A)      $0                                         D

                            Common
07/31/2002     03/31/2008    Stock       9,000(A)      $0             288,657                     D

EXPLANATION OF RESPONSES:

(A) Represents a grant of options to purchase 45,000 shares of common stock which vests in five equal installments beginning July 31, 1998.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ ROBERT T. DURST, JR.                          08/05/98
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** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                     FORM 4
                              (Continuation Sheet)

Item 1.   Name:

Item 2.   Issuer:

Item 3.   Social Security Number:

Item 4.   Statement of Month of:
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Explanation of Responses:

Table 1:



Table 2: